As filed with the Securities and Exchange Commission on March 30, 2026

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VCI GLOBAL LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 33.03 of Level 33, Menara Exchange 106, Lingkaran TRX, Tun Razak Exchange,

55188 Kuala Lumpur, Malaysia

+603 7717 3089

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

26th Floor, New York, NY 10036

Telephone: (212) 930-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Jeffrey P. Wofford, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, New York 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2026

10,515,886 Ordinary Shares

This prospectus relates to the offer and resale from time to time by Alumni Capital LP, a Delaware limited partnership (“Alumni” or the “Selling Shareholder”) of (i) up to 8,765,886 of our ordinary shares (the “Note Shares”), no par value per share of VCI Global Limited (“we,” “us,” “our,” or the “Company”) that may be issued by us to Alumni upon conversion of multiple tranches of our convertible promissory notes that have been purchased by Alumni (the “Convertible Notes”) pursuant to the Securities Purchase Agreement, dated August 13, 2025, by and between us and Alumni (“Securities Purchase Agreement”), which include (A) 4,681 Shares issued upon conversions of the $3,000,000 Convertible Note dated August 13, 2025 (the “Tranche 1 Note”), (B) 15,160 Shares issued upon conversions of the $4,200,000 Convertible Note dated September 3, 2025 (the “Tranche 2 Note”), (C) 45,705 Shares issued upon conversions of the $4,800,019 Convertible Note dated October 20, 2025 (the “Tranche 3 Note”), (D) 299,846 Shares issued upon conversions of $2,757,019 out of the total $4,800,019 Convertible Note dated November 20, 2025 (the “Tranche 4 Note” and together with the Tranche 1 Note, the Tranche 2 Note, and the Tranche 3 Note, the “Convertible Notes”), and (E) 8,400,494 shares issuable upon the conversion in full of the current outstanding principal balance of the Tranche 4 Note at the floor price of $0.2432 and (ii) up to 1,750,000 of our ordinary shares (the “Warrant Shares” and together with the “Shares”) issuable upon exercise of four (4) warrants (the “Note Warrants”) issued to Alumni, assuming the exercise price for all issuances is floor price of $1.20.

The number of ordinary shares offered by this prospectus includes the outstanding Note Shares and the maximum number of Shares issuable upon (i) conversion of the remaining principal balance of the Tranche 4 Note, assuming full conversion at the floor price of $0.2432 per share and no redemption prior to maturity and (ii) exercise of the Note Warrants, assuming full exercise at the floor price of $1.20 per share.

We are registering the Shares on behalf of Alumni, to be offered and sold by it from time to time. The Company will not receive any proceeds from the sale of the Shares by Alumni. 365,392 Note Shares have previously been issued to Alumni pursuant to Convertible Notes conversions and the aggregate outstanding principal amount of Convertible Notes is $2,043,000. The Company will receive cash proceeds from the exercise of the Note Warrants. To the extent that Alumni converts any of the outstanding principal amount of the Convertible Notes into Shares, the debt represented by such converted amount will be extinguished. The Company has agreed to pay the expenses of registering the Shares under the Securities Act of 1933, as amended.

Our registration of the Shares covered by this prospectus does not mean that Alumni will offer or sell any of the shares. See “Plan of Distribution” on page 20 of this prospectus.

The Company has paid all of the registration expenses incurred in connection with the registration of the Shares, including legal and accounting fees. We will not pay any of the selling commissions, brokerage fees and related expenses.

You should read this prospectus and any additional prospectus supplement or amendment carefully before you invest in our securities.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “VCIG.” On March 30, 2026, the last reported sale price of our ordinary shares on Nasdaq was $1.46 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” section beginning on page 13.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements and may elect to do so in future filings.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March [*], 2026.

TABLE OF CONTENTS

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by Alumni Capital of our ordinary shares. Before buying any of the ordinary shares offered hereby, we urge you to read carefully this prospectus, together with the information incorporated herein by reference as described below under the heading “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not, and Alumni Capital has not, authorized anyone to provide you with different or additional information.

This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the ordinary shares means that information contained in this prospectus is correct after the date of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.

References in this prospectus to the terms references to the “Company,” the “registrant,” “VCI,” “VCI Global,” “we,” “our,” or “us” in this prospectus mean VCI Global Limited, a BVI business company, unless we state otherwise or the context indicates otherwise.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including statements regarding our future results of operations and financial position, business strategy, research and development plans, the anticipated timing, costs, design and conduct of our ongoing and planned research and development for our products and services, our ability to commercialize our products, the impact of the COVID-19 pandemic and global geopolitical events, such as the ongoing conflict between Russia and Ukraine and the Middle East conflicts, on our business, the potential benefits of strategic agreements and our intent to enter into any strategic arrangements, the timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated product development efforts, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, which we discuss in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors” and elsewhere in this prospectus. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus or the documents incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

MARKET, INDUSTRY AND OTHER DATA

This prospectus and the documents incorporated by reference herein and therein contain estimates, projections, market research and other information concerning, among other things, our industry, our business and markets for our products and services. Unless otherwise expressly stated, we obtain this information from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources as well as from our own internal estimates and research and from publications, research, surveys and studies conducted by third parties on our behalf. Information that is based on estimates, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are reflected in this information. As a result, you are cautioned not to give undue weight to such information.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements incorporated herein by reference, and the documents that we incorporate by reference herein.

Overview

We are a multi-disciplinary consulting group with key advisory practices in the areas of business and technology. Each of our segments and practices is staffed with consultants recognized for their wealth of knowledge and established track records of delivering impact. With our core group of experts experienced in corporate finance, capital markets, legal, and investor relations, we illuminate our clients’ paths to success by helping them foresee impending challenges and identify business opportunities. We leverage our in-depth expertise to assist clients in creating value by providing profitable business ideas, customizing bold strategic options, offering sector intelligence, and equipping clients with cost-saving solutions for lasting growth.

Since our inception in 2013, we have been delivering our services to companies ranging from small-medium enterprises and government-linked agencies to publicly traded conglomerates across a broad array of industries. Our business operates solely in Malaysia, with clients predominantly from Malaysia, and some engagements with clients from China, Singapore and the United States.

We have segregated our services in the following segments:

Business Strategy Segment

Technology Consultancy Services & Solutions

Our technology consultancy services and solutions keep our clients ahead of major technology and industry trends. This includes cyber security solutions, artificial intelligence solutions, fintech solutions, digital transformation and enterprise solution development, empowering businesses to secure their infrastructure, optimize operations, and drive growth in a rapidly evolving digital landscape.

We harness the transformative power of technology to propel companies to new heights. Recognizing the growing global significance of data analytics and digital transformation in enhancing existing business models, we have established relationships with technology experts to provide the following services:

1. Cybersecurity Solutions (Cybersecurity as a Services)

In a world of increasing cyber threats, we offer a comprehensive approach to cybersecurity that protects your business from potential risks. Our offerings include:

●	Managed Security Services: Continuous monitoring, rapid threat detection, and incident response to safeguard your digital infrastructure against advanced cyberattacks.

●	Risk & Compliance Management: Strategic consulting to help businesses adhere to regulatory standards such as GDPR, PDPA, and other industry-specific requirements, ensuring compliance and minimizing operational risks.

●	Endpoint Protection & Network Security: Multi-layered defenses, including firewalls, intrusion detection systems (IDS), and endpoint protection, designed to secure networks and prevent data breaches.

2. Artificial Intelligence Solutions (AI as a Service)

We empower organizations to unlock the power of artificial intelligence to enhance decision-making and streamline operations. Our services include:

●	Custom AI Model Development: Tailored AI solutions to address specific business challenges, ranging from predictive analytics to intelligent automation.

●	AI Infrastructure & Cloud Integration: Scalable AI infrastructure that integrates seamlessly with cloud platforms, delivering powerful, flexible AI capabilities.

●	AI Model Training & Optimization: Expert training and optimization of machine learning models to ensure peak performance and the ability to scale as business needs evolve.

●	Natural Language Processing (NLP): Advanced NLP solutions to enhance customer interactions, automate workflows, and extract actionable insights from unstructured data.

3. Fintech Solutions

Our fintech solutions are designed to enhance financial services by improving processes and ensuring seamless operations. Key offerings include:

●	Advanced Loan Management System: A complete solution to manage the entire loan lifecycle, automating processes from loan origination to repayment, reducing overheads, and improving operational efficiency.

●	Loan Risk Assessment & Credit Scoring: AI-driven tools for credit scoring and risk assessment, ensuring accurate and data-driven lending decisions.

●	Compliance & Regulatory Reporting: Automation of compliance processes to meet both local and global regulatory requirements, ensuring transparency and reducing risks.

●	Digital Loan Processing: A fully digital loan application, approval, and servicing system that enhances the customer experience and simplifies loan management.

4. Digital Transformation & Enterprise Solution Development

We help businesses navigate the complexities of digital transformation by providing tailored solutions that enhance efficiency and drive innovation. Our combined Digital Transformation and Enterprise Solution Development services include:

●	Digital Strategy Development: We work with businesses to develop a comprehensive digital strategy that aligns with their goals and enhances overall business performance.

●	Custom Software Development: Tailored enterprise applications designed to streamline business operations, improve productivity, and provide a seamless user experience.

●	Systems Integration: Integration of diverse enterprise systems to ensure smooth data flow and interoperability between various platforms, increasing operational efficiency.

●	Cloud Transformation & Infrastructure: Expertise in migrating to cloud environments, optimizing cloud infrastructure for scalability, security, and performance, while minimizing disruptions during the transition.

●	Business Process Automation (BPA): Implementing intelligent workflows and robotic process automation (RPA) to automate repetitive tasks, reduce costs, and increase business agility.

●	ERP & CRM Solutions: Development and implementation of custom ERP and CRM systems to streamline business operations, improve resource planning, and enhance customer engagement.

●	Legacy System Modernization: Upgrading and modernizing outdated legacy systems to ensure they meet modern business needs, enhancing security, performance, and scalability.

Spin-off/IPO Strategy

V Gallant Limited (“V Gallant”)

V Gallant is currently planning a potential listing on the Nasdaq Capital Market, and the drafting of its Registration Statement on Form F-1 is in progress. The Company is planning a pro rata distribution of an aggregate of 10% of the issued shares of V Gallant to the existing shareholders of the Company as of the dividend record date, with each shareholder receiving V Gallant shares in proportion to their respective shareholdings in the Company. The shares will be registered in the Form F-1, and will be distributed to the shareholders as of the record date. As of the date hereof, the Form F-1 has not yet been submitted to the SEC.

The contemplated distribution would be effected on a strictly pro rata basis to existing shareholders, without any consideration payable by such shareholders, and for a bona fide corporate purpose. The Company also intends to provide shareholders with disclosure regarding V Gallant’s IPO plans and material developments through Form 6-Ks. Based on these factors, the Company believes that the contemplated distribution would not constitute a “sale” of securities for value within the meaning of Section 2(a)(3).

The Company further respectfully submits that pro forma financial statements are not required in connection with the contemplated carve-out. V Gallant remains a subsidiary of the Company, and its financial results will continue to be consolidated in the Company’s financial statements when the Company files its Form 20-F.

V Capital Consulting Group IPO

Pursuant to a Share Sale Agreement dated November 18, 2025 between the Company and VHKL Private Limited, a BVI company and owned and controlled by our Chairman and Chief Executive Officer, Victor Hoo (“VHKL”), we transferred our entire equity interest in our wholly owned subsidiary, V Capital Consulting Group (“VCCG”), consisting of 100% of the issued and outstanding Class A Shares and Class B Shares, to VHKL for US$33,975,000, payable in cash and/or through the issuance or transfer of common stock listed on a major stock exchange, to be paid within three years from the date of the Share Sale Agreement, subject to the terms and conditions set forth therein. Following the transfer, VHKL became the direct parent company of VCCG.

As a result of the foregoing restructuring, Mr. Hoo Voon Him, through his control of VHKL and ownership of Class B Shares, holds a controlling voting interest in the Company. The restructuring did not result in any change to the Company’s assets, liabilities, or business operations, but it did affect the ownership and voting structure of the Company.

On January 28, 2026, VCCG initially filed an F-1 Registration Statement (the VCCG Registration Statement”) with the SEC in connection with a proposed initial public offering of VCCG’s Class A Ordinary Shares. The VCCG Registration Statement states that upon the commotion of its initial public offering, VHKL will own approximately 91.80% VCCG’s outstanding Class A Shares (or 90.69% if the underwriters in the initial public offering exercise their option to purchase additional shares in full). The Registration Statement states that VCCG intends to list its Class A Shares on the Nasdaq Capital Market.

We make no representations as to the accuracy or completeness of the statements contained in the VCCG Registration Statement. The statements contained herein do not constitute on offer to sell any securities issued by VCCG

Recent Developments

Reverse Stock Split

On February 25, 2026, the Company announced that its board of directors (the “Board”) had approved a reverse stock split of its ordinary shares at a ratio of 1-for-60, effective at 12:01 a.m. Eastern Time on February 27, 2026. The Company’s ordinary shares began trading on a post-split basis under its existing trading symbol “VCIG” with the new CUSIP number G98218400 (the “Reverse Stock Split”) on The Nasdaq Capital Market (“Nasdaq”) at the opening of trading on February 27, 2026.

The Reverse Stock Split was implemented to maintain compliance with Nasdaq’s minimum bid price requirement and to strategically position VCIG for a potential landmark institutional transaction. No fractional shares will be issued in connection with the Reverse Stock Split. Any amount of fractional shares were rounded up to the next nearest number at the participant level.

Departure of Certain Director

On August 1, 2025, Ms. Liew Yu Ying, a member of the Board, tendered her resignation as an independent director of the Board, effective August 1, 2025. Ms. Liew Yu Ying’s resignation was not a result of any disagreement with the Company on any matter related to the operations, policies, finance, accounting or practices of the Company.

On February 28, 2026, Mr. Victor Lee Kam Wing and Mr. Alex Chua Siong Kiat tendered their resignation as executive directors of the Board, effective February 28, 2026. The resignation of Mr. Lee and Mr. Chua was not a result of any disagreement with the Company on any matter related to the operations, policies, finance, accounting or practices of the Company.

On March 16, 2026, Mr. Vincent Hong Khay Kuan tendered his resignation as an executive director of the Board, effective March 16, 2026. The resignation of Mr. Hong Khay Kuan was not a result of any disagreement with the Company on any matter related to the operations, policies, finance, accounting or practices of the Company.

Appointment of Director

On March 1, 2026, the Board appointed Mr. Michael Puah Wooi Kuan as an independent director of the Board. The Board has determined that Mr. Puah meets the independent director’s standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

Launching of AI GPU Computing Centre

On March 3, 2026, the Company’s indirect wholly-owned subsidiary, V Gallant Sdn Bhd, had launched Malaysia’s first NVIDIA-powered AI GPU Computing Center.

Partnership Agreements

On August 19, 2025, the Company entered into a joint venture agreement with Betterverse Venture Limited to collaborate on the development, marketing and commercialization of real-world asset products and encrypted storage infrastructure solutions, which agreement remains subject to completion.

On August 26, 2025, the Company’s subsidiary, V Gallant Limited, entered into a service agreement with Codetext (BVI) Limited to deliver a full-stack sovereign AI system infrastructure, including encrypted data storage, proprietary encryption acceleration, secure GPU-integrated compute systems, and local AI stack integration, and such agreement remains ongoing.

In October 2025, the Company’s subsidiary, Smart Bridge Technologies Limited, was appointed as the exclusive issuer and treasury manager of the XVIQ token. The appointment was made in the context of Smart Bridge’s concurrent development of a real-world asset (“RWA”) exchange platform, with the XVIQ token designated to function as the platform’s native utility token. Under the mandate, Smart Bridge’s responsibilities include the design and deployment of the XVIQ token architecture, ongoing treasury management and custody of the total token supply, liquidity monitoring, and governance of token issuance.

In November 2025, the Company launched its Digital Asset Treasury (“DAT”) Strategy, a $100 million initiative focused on the acquisition of OOB tokens, the utility asset of the Oobit ecosystem. To facilitate the first phase of this strategy, on November 12, 2025, the Company entered into a Securities Purchase Agreement (“SPA”) with an accredited investor to acquire 250 million OOB tokens through the issuance of 880,000 Ordinary Shares and 49,120,000 Pre-Funded Warrants (“PFWs”). For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 12, 2025.

Under the DAT initiative, the Company has also committed to acquiring an additional $50 million in OOB tokens through cash purchases on the secondary market. As of the date of this prospectus, the Company has completed initial secondary market purchases totaling $1 million and is continuing its acquisition program.

As part of these broader initiatives, the Company has entered into a partnership agreement with Oobit Technologies Pte. Ltd (“Oobit”). The partnership is designed to leverage the parties’ respective networks, resources, and technical expertise to optimize the OOB ecosystem.

Pursuant to the SPA, the parties have established a schedule for the issuance and distribution of Ordinary Shares as consideration for the acquisition of OOB tokens. Under the terms of the transaction, Tether Investment Limited along with other shareholders of Oobit are set to emerge as the shareholders of the Company. This transaction is expected to occur as the underlying PFWs are exercised and as the distribution schedule for the restricted shares progresses pursuant to the SPA. While the exercise of the PFWs and the resulting share distributions remain underway, this structural alignment provides the Company with direct access to a premier digital asset network.

In November 2025, in conjunction with its significant asset position, the Company has been appointed as the treasury manager for the OOB Foundation. In this capacity, the Company provides oversight of the OOB ecosystem, including strategic management of token allocation, issuance, and treasury activities. This role positions the Company as a central participant in the OOB ecosystem’s governance and long-term financial stability.

In December 2025, Smart Bridge was awarded a US$200 million Real-World Asset (“RWA”) consultancy mandate to architect and develop an institutional-grade stablecoin fully backed by physical gold (temporarily designated as “Bridge Gold”). Smart Bridge will lead the full implementation of the project, including RWA structuring, smart contract design, and the integration of multi-currency settlement rails for USD, EUR, and SGD. The Bridge Gold project is scheduled to commence in the second quarter of 2026.

In January 2026, the Company, in collaboration with Reveillon Group Limited (“RG”), entered into a strategic partnership to transition its previously announced real-world asset (“RWA”) lounge concept into a comprehensive digital lifestyle ecosystem (temporarily designated as the “X World Rewards System”). The Company is pivoting from a physical infrastructure-based model to a digital-first platform designed to capture and monetize consumer behavior across RG’s global hospitality network. The Company’s subsidiary, Smart Bridge Technologies Limited (“Smart Bridge”), will lead the technological architecture and management of the ecosystem, which aims to convert routine food and beverage consumption into a high-velocity digital asset class.

Term Sheet

On December 28, 2025, the Company entered into a Term Sheet with RTCAR Comercializadora de Suministros Automotrices, S.A. de C.V. (“RTCar”), pursuant to which the Company has expressed its intention to acquire a 51% controlling equity interest in RTCar. The proposed acquisition is conditional upon, among other things, the execution of a definitive offtake agreement between RTCar and a leading global automotive original equipment manufacturer that includes guaranteed offtake commitments satisfactory to the Company. The negotiations in respect thereof are ongoing.

Appointment as Lead Advisor and Implementation Partner for Bridge Gold

On December 1, 2025, Smart Bridge Technologies Limited (“Smart Bridge”), a wholly-owned subsidiary of the Company, was appointed as lead advisor and implementation partner for Bridge Gold (“BGD”), a proposed gold-backed stablecoin tokenisation initiative. Smart Bridge is currently in the process of identifying and engaging suitable vault operators in Singapore for the secure custody of physical gold allocated to the BGD initiative.

Securities Purchase Agreement

In November 2025, the Company launched its Digital Asset Treasury (“DAT”) Strategy, a $100 million initiative focused on the acquisition of OOB tokens, the utility asset of the Oobit ecosystem. To facilitate the first phase of this strategy, on November 10 2025, the Company entered into a Securities Purchase Agreement (“SPA”) with an accredited investor to acquire 250 million OOB tokens through the issuance of 880,000 Ordinary Shares and 49,120,000 Pre-Funded Warrants (“PFWs”).

Under the DAT initiative, the Company has also committed to acquiring an additional $50 million in OOB tokens through cash purchases on the secondary market. As of the date of this prospectus, the Company has completed initial secondary market purchases totaling $1 million and is continuing its acquisition program.

Pursuant to the SPA, the parties have established a schedule for the issuance and distribution of Ordinary Shares as consideration for the acquisition of OOB tokens. Under the terms of the transaction, Tether Investment Limited along with other shareholders of Oobit Technologies Pte. Ltd are set to emerge as the shareholder of the Company.

This transaction is expected to occur as the underlying PFWs are exercised and as the distribution schedule for the restricted shares progresses pursuant to the SPA. While the exercise of the PFWs and the resulting share distributions remain underway, this structural alignment provides the Company with direct access to a premier digital asset network.

Appointment as Treasury Manager for OOB Foundation

On November 10 2025, the Company has been appointed as the treasury manager for the OOB Foundation. In this capacity, the Company provides oversight of the OOB ecosystem, including strategic management of token allocation, issuance, and treasury activities. This role positions the Company as a central participant in the OOB ecosystem’s governance and long-term financial stability.

Partnership Agreement with Oobit Technologies Pte Ltd

On November 11 2025, the Company has entered into a partnership with Oobit Technologies Pte. Ltd. The partnership is designed to leverage the parties’ respective networks, resources, and technical expertise to optimize the OOB ecosystem.

Appointment as the Exclusive Issuer and Treasury Manager of the XVIQ token

In October 2025, Smart Bridge Technologies Limited (“Smart Bridge”) was appointed as the exclusive issuer and treasury manager of the XVIQ token. The appointment was made in the context of Smart Bridge’s concurrent development of a real-world asset (“RWA”) exchange platform, with the XVIQ token designated to function as the platform’s native utility token. The Company is actively sourcing a license to operate as a regulated exchange.

Service Agreement

On August 26, 2025, the Company’s subsidiary, V Gallant Limited, entered into a service agreement to deliver a full-stack sovereign AI system infrastructure, including encrypted data storage, proprietary encryption acceleration, secure GPU-integrated compute systems, and local AI stack integration, and such agreement remains ongoing.

Joint Venture Agreement

On August 19, 2025, the Company entered into a Joint Venture Agreement to collaborate on the development, marketing and commercialization of real-world asset products and encrypted storage infrastructure solutions, which agreement remains subject to completion.

Acquisition of QuantGold Data Platform

On June 24, 2025, the Company acquired 20% equity stake in QuantGold Data Platform (“QuantGold”), a sovereign-grade AI infrastructure designed to enable computation on sensitive datasets without compromising data ownership or privacy. As part of the consideration given to QuantGold in the acquisition, the Company issued 11,904,762 ordinary shares, no par value per share, of the Company, to QuantGold.

Recent Offerings and Issuances of Ordinary Shares

Convertible Note and ELOC Offering with Alumni Capital

On August 13, 2025, the Company entered into a Securities Purchase Agreement (the “Note Purchase Agreement”) with Alumni Capital LP (“Alumni”), pursuant to which the Company agreed to issue and sell, and Alumni agreed to purchase, in multiple tranches, convertible notes of the Company (“Convertible Notes”) having an aggregate principal amount of up to $61,200,000. The Convertible Notes will be issued with approximately 16.67% original issue discount for a maximum amount of gross proceeds of $51,000,000. For each tranche of Convertible Notes issued, Alumni will be issued warrants (the “Note Warrants”) to purchase the Company’s ordinary shares in an amount equal to 15% of the purchase price of such tranche of Convertible Notes. Note Warrants are or will be exercisable at an exercise price per share (the “NW Exercise Price”) equal to the greater of (i) $1.20 and (ii) the quotient of (A) $30,000,000, divided by (B) the number of ordinary shares issued and outstanding as of the date of exercise, subject to adjustment. The number of ordinary shares issuable on any exercise date for a Note Warrant equals (i) 15% of the applicable Convertible Note less the Exercise Value (as defined below) of all previous partial exercises divided by (ii) the Exercise Price. The “Exercise Value” for any exercise of a Note Warrant equals the number of ordinary shares issuable with respect to such exercise multiplied by the NW Exercise Price.

On August 13, 2025, Alumni purchased the Tranche 1 Note and a Note Warrant to purchase up to $375,000 of ordinary shares for a combined purchase price of $2,500,000. On August 27, 2025, Alumni purchased the Tranche 2 Note and a Note Warrant to purchase up to $525,000 of ordinary shares for a combined purchase price of $3,500,000.

Until August 13, 2027, Alumni has the option to purchase up to $54,000,000 of additional Convertible Notes and Note Warrants to purchase up to $6,750,000 of the Company’s ordinary shares for a combined purchase price of up to $45,000,000. Any issued Note Warrants are or will be exercisable at an exercise price per share equal to the greater of (i) $1.20 and (ii) the quotient of (A) $30,000,000, divided by (B) the number of ordinary shares issued and outstanding as of the date of exercise, subject to adjustment.

On each of October 14 and November 20, 2025, Alumni exercised this option and purchased the Tranche 3 Note and a Note Warrant to purchase up to $600,000 of ordinary shares and the Tranche 4 Note and a Note Warrant to purchase up to $600,000 of ordinary shares, in each case for a purchase price of $4,000,000 per tranche. There have not been any exercises of the Note Warrants.

The conversion price for the Convertible Notes is equal to the greater of (A) the Floor Price, as defined in the applicable Convertible Note, and (B) the lower of (I) the quotient of (x) $50,000,000, divided by (y) the number of Shares outstanding immediately preceding the delivery of the applicable conversion notice (treating for this purpose as outstanding all Shares issuable upon exercise of options outstanding immediately preceding the delivery or deemed delivery of the applicable conversion notice or upon conversion or exchange of convertible securities (including the Convertible Notes) outstanding (assuming exercise of any outstanding options therefor) immediately preceding the delivery or deemed delivery of the applicable conversion notice), and (II) ninety percent (90%) of the lowest VWAP of the Ordinary Shares during the ten (10) consecutive trading days immediately preceding the delivery or deemed delivery of the applicable conversion notice.

The Company also entered into an equity line of credit facility (the “ELOC”) with Alumni, which has terminated. Pursuant to the terms of the ELOC, we issued Alumni a warrant to purchase $20,250,000 ordinary shares, which terminates on August 1, 2027 (the “ELOC Warrant” and together with the Note Warrants, the Alumni Warrants”). The ELOC Warrant is exercisable at an exercise price per share (the “EW Exercise Price”) equal to (i) $10,000,000, divided by (B) the number of ordinary shares issued and outstanding as of the date of exercise, subject to adjustment. The number of ordinary shares issuable on any exercise date for a ELOC Warrant equals (i) 15% of the commitment amount under the ELOC less the aggregate EW Exercise Value (as defined below) of all previous partial exercises of the ELOC Warrant (the “Remaining EW Exercise Value”) divided by (ii) the EW Exercise Price. The “EW Exercise Value” for any exercise of an ELOC Warrant equals the number of ordinary shares issuable with respect to such exercise multiplied by the EW Exercise Price. We have issued 220,717 ordinary shares to Alumni pursuant to ELOC Warrant exercises and $1,680,505 of ordinary shares are underlying the ELOC Warrant.

We have issued a total of 623,511 ordinary shares to Alumni pursuant to the ELOC, the Convertible Notes, and the Alumni Warrants.

Pursuant to the ELOC, we have issued 37,401 ordinary shares to Alumni at prices that included discounts to the closing price of our ordinary shares on the date of issuance that ranged from 14.91% to 65.17%.

Under the terms of the Convertible Notes, we have issued 365,392 ordinary shares to Alumni at conversion prices that included discounts to the closing price of our ordinary shares on the date of issuance that ranged from 1.04% to 62.55%.

There have not been any exercises of the Note Warrants.

Under the terms of the ELOC Warrant, we have issued 220,717 ordinary shares to Alumni at exercise prices that included discounts to the closing price of our ordinary shares on the date of issuance that ranged from 5.25% to 75%.

The issuance of ordinary shares upon future conversions of the Convertible Notes or exercises of the Alumni Warrants will dilute the equity ownership of existing shareholders and could adversely affect the market price of our ordinary shares, especially since it is likely that Alumni would only exercise these warrants if the exercise price was at a discount to the market price of the ordinary shares. In addition, additional issuances of ordinary shares by the Company, including issuances to Alumni pursuant to conversions of the Convertible Notes or exercises of the Alumni Warrants decreases the EW Exercise Price and decreases the NW Exercise price, subject to a floor of $1.20 and such decreases will decrease the EW Exercise Value and the NW Exercise Value (subject to the floor), issuances of ordinary shares pursuant to Alumni Warrant Exercises will generally have an increased dilutive effect on existing shareholders.

The following examples demonstrate the dilutive effect of three exercises of the ELOC Warrant that occurred on July 9, 2025, July 16, 2025 and July 28, 2025 (share amounts and prices do not take into account the 1:30 reverse stock split that occurred on September 16, 2025 and the 1:60 reverse stock split that occurred on February 27, 2026).

Example 1: July 9, 2025 Exercise Date

Ordinary Shares Outstanding at Exercise: 31,887,755

Remaining EW Exercise Value at Exercise: $21,800,000

Exercise Price: $0.4704 per share ($15,000,000/31,887,755)

Maximum Ordinary Shares Issuable on Exercise Date: Up to 46,343,537 (21,800,000/0.4704)

Ordinary Shares Exercised: 2,123,879

Exercise Value of Shares Exercised: $998,999.63

Exercise Price after Actual Exercise: $0.441 per share ($15,000,00/34,011634)

Exercise Price after Maxim Exercise: $0.1917 per share ($15,000,000/78,231,292)

The July 9, 2025 exercise of the ELOC Warrant caused an additional 2,123,879 ordinary shares to be issued, causing significant dilution to existing shareholders. However, Alumni could have exercised the ELOC Warrant for up to 46,343,537 ordinary shares, which would have more than doubled the number of ordinary shares outstanding and caused extreme dilution to existing shareholders.

Example 2: July 16, 2025 Exercise Date

Ordinary Shares Outstanding at Exercise: 35,079,513

Remaining EW Exercise Value at Exercise: $20,801,000.37

Exercise Price: $0.4276 per share ($15,000,000/35,079,513)

Maximum Ordinary Shares Issuable on Exercise Date: Up to 48,645,930 (20,801,000/0.4276)

Ordinary Shares Exercised: 2,336,055

Exercise Value of Shares Exercised: $998,897.123

Exercise Price after Actual Exercise: $0.4001 per share ($15,000,00/37,415,568)

Exercise Price after Maxim Exercise: $0.1792 per share ($15,000,000/83,725,443)

The July 16, 2025 exercise of the ELOC Warrant caused an additional 2,336,055 ordinary shares to be issued causing significant dilution to existing shareholders. However, Alumni could have exercised the ELOC Warrant for up to 48,645,930 ordinary shares, which would have more than doubled the number of ordinary shares outstanding and caused extreme dilution to existing shareholders. Additionally, the number of ordinary shares issuable for the July 16, 2025 exercise increased from 46,343,537 for the July 9, 2025 exercise to 48,645,930, which was due to the increase in shares outstanding (causing a decrease in the exercise price) and despite a decrease in the Remaining EW Exercise Value.

Example 3: July 28, 2025 Exercise Date

Ordinary Shares Outstanding at Exercise: 40,398,599

Remaining EW Exercise Value at Exercise: $19,802,103.25

Exercise Price: $0.3713 per share ($15,000,000/40,398,599)

Maximum Ordinary Shares Issuable on Exercise Date: Up to 53,331,887 (19,802,103/0.3713)

Ordinary Shares Exercised: 2,690,306

Exercise Value of Shares Exercised: $998,910.61

Exercise Price after Actual Exercise: $0.3481 per share ($15,000,00/43,088,905)

Exercise Price after Maxim Exercise: $0.1792 per share ($15,000,000/93,730,486)

The July 28, 2025 exercise of the ELOC Warrant caused an additional 2,690,306 ordinary shares to be issued causing significant dilution to existing shareholders. However, Alumni could have exercised the ELOC Warrant for up to 53,331,887 ordinary shares, which would have more than doubled the number of ordinary shares outstanding and caused extreme dilution to existing shareholders. Additionally, the number of ordinary shares issuable for the July 28, 2025 exercise increased from 48,645,930 for the July 9, 2025 exercise to 53,331,887, which was due to the increase in shares outstanding (causing a decrease in the exercise price) and despite a decrease in the Remaining EW Exercise Value.

Registered Direct Offerings.

On January 8, 2025, we entered into three securities purchase agreements with certain accredited investors (the “January 8 Purchasers”), pursuant to which the Company agreed to issue and sell to the January 8 Purchasers an aggregate of 1,500,000 ordinary shares (the “January 8 Shares”), no par value per share, in a registered direct offering. The January 8 Shares were sold at a purchase price of $2.00 per Ordinary Share. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 8, 2025.

On January 13, 2025, we entered into a securities purchase agreement with an accredited investor (the “January 13 Purchaser”), pursuant to which the Company agreed to issue and sell to the January 13 Purchaser an aggregate of 1,149,425 ordinary shares (the “January 13 Shares”), no par value per share, in a registered direct offering. The January 13 Shares were sold at a purchase price of $1.305 per Ordinary Share. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 13, 2025.

On January 23, 2025, we entered into a securities purchase agreement with an accredited investor (the “January 23 Purchaser”), pursuant to which the Company agreed to issue and sell to the January 23 Purchaser an aggregate of 1,120,448 ordinary shares (the “January 23 Shares”) in a registered direct offering. The January 23 Shares were sold at a purchase price of $1.19 per Ordinary Share. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 23, 2025.

On February 15, 2025, we entered into certain securities purchase agreements with two investors (the “February 15 Purchasers”), pursuant to which the Company agreed to issue and sell to the February 15 Purchasers an aggregate of 3,300,000 ordinary shares (the “February 15 Shares”) in a registered direct offering. The February 15 Shares were sold at a purchase price of $1.30 per Ordinary Share. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 18, 2025.

On March 17, 2025, we entered into certain securities purchase agreements with two investors (the “March 17 Purchasers”), pursuant to which the Company agreed to issue and sell to the March 17 Purchasers an aggregate of 5,100,000 ordinary shares (the “March 17 Shares”) in a registered direct offering. The March 17 Shares were sold at a purchase price of $1.10 per Ordinary Share. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on March 17, 2025.

On October 30, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with a single fundamental institutional investor pursuant to which the Company agreed to issue and sell to the Purchaser an aggregate of (i) 488,789 ordinary shares (the “Shares”), no par value per share, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,288,989 ordinary shares, at an offering price of $1.80 per Share (or $1.799 per Pre-Funded Warrant) in a registered direct offering. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on October 31, 2025.

On January 20, 2026, we entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor (the “Purchaser”), pursuant to which the Purchaser agreed, subject to the satisfaction of certain conditions contained in the Purchase Agreement, to purchase $15 million of the Company’s securities consisting of the Company’s ordinary shares, no par value (the “Shares”), pre-funded warrants (“Pre-Funded Warrants”) to purchase ordinary shares, common A warrants (“Common A Warrants”) to purchase ordinary shares and common B warrants (“Common B Warrants”, and together with the Common A Warrants, the “Common Warrants”) in three tranches of $5 million each in three separate closings. The initial closing occurred on January 21, 2026 and the Company issued 3,179,716 Shares, Pre-Funded Warrants to Purchase up to 5,393,672 ordinary shares, Common A Warrants to purchase up to 8,573,388 ordinary shares and Common B Warrants to purchase up to 8,573,388 ordinary shares for gross proceeds of approximately $5 million. E.F. Hutton & Co served as an exclusive placement agent in connection with the offering. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 23, 2026.

On March 6, 2026, we entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor (the “March 2026 Purchaser”), pursuant to which the March 2026 Purchaser agreed, subject to the satisfaction of certain conditions contained in the Purchase Agreement, to purchase $15 million of the Company’s securities consisting of the Company’s ordinary shares, no par value (the “Shares”), pre-funded warrants (“Pre-Funded Warrants”) to purchase ordinary shares, common A warrants (“Common A Warrants”) to purchase ordinary shares and common B warrants (“Common B Warrants”, and together with the Common A Warrants, the “Common Warrants”) in three tranches of $5 million each in three separate closings. The initial closing, being referred to herein as the “Initial Closing”, occurred on March 6, 2026 and we issued 225,241 Shares, Pre-Funded Warrants to Purchase up to 997,253 ordinary shares, Common A Warrants to purchase up to 1,222,494 ordinary shares and Common B Warrants to purchase up to 1,222,494 ordinary shares for gross proceeds of approximately $5 million. E.F. Hutton & Co served as an exclusive placement agent in connection with the offering. For a more detailed description of this offering, see our Report of Foreign Private Issuer on Form 6-K filed with the SEC on March 9, 2026.

Apart from the aforementioned transactions, a total of 2,166,667 ordinary shares have also been issued to various investors.

Acquisition or Disposition of Shares

Since the filing of our Annual Report on Form 20-F on May 13, 2025, our Chairman and Chief Executive Officer, Victor Hoo has acquired 374,025 ordinary shares and is, as of the date of this prospectus supplement, the beneficial owner of 374,338 ordinary shares.

Pending Arbitration

On December 18, 2024, Boustead Securities, LLC (“Boustead”) filed an arbitration claim before the Financial Industry Regulatory Authority against us alleging that we breached the terms of an engagement agreement. Specifically, Boustead alleged the Company failed to honor a “right of first refusal” clause regarding the right to participate in multiple capital-raising transactions that we conducted following our initial public offering. The total fees claimed are approximately USD $6,000,000, exclusive of certain transactions where quantum is still to be determined, and further claims for unissued warrants, interest, and legal costs. The case is in its early stages; the Company recently filed its answer and affirmative defenses denying the allegations and claims, including the objection to the arbitration forum.

Corporate Information

Our principal executive offices are located at Suite 33.03 of Level 33, Menara Exchange 106, Lingkaran TRX, Tun Razak Exchange, 55188 Kuala Lumpur, Malaysia, and our registered address in BVI is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. Our telephone number is +6037717 3089. The address of our website is http://v-capital.co/. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our agent for service of process in the United States is Sichenzia Ross Ference Carmel LLP, 1185 6th Ave 26th Fl, New York, NY 10036.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jobs Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

THE OFFERING

Ordinary shares offered by us pursuant to this prospectus	Up to 10,515,886 Shares.

Ordinary shares to be outstanding after this offering (1)	14,201,835

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by Alumni. However, to the extent that Alumni (i) converts any Convertible Note into Shares, the debt represented by such Convertible Note will be extinguished, in whole or in part or (ii) exercises the outstanding Note Warrants or ELOC Warrants, we will receive the proceeds from the exercise price of such exercises.

Risk Factors	An investment in our ordinary shares involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” on page 13 of this prospectus and under similar headings in the other documents that are incorporated by reference herein, as well as the other information included in or incorporated by reference in this prospectus.

The Nasdaq Capital Market symbol	VCIG

(1)	The number of our ordinary shares to be outstanding after this offering is based on 3,685,949 ordinary shares outstanding as of March 30, 2026 and assumes the full conversion of all of the Convertible Notes. Unless specifically stated otherwise, the information in this prospectus is as of March 30, 2026 and excludes:

●	40 ordinary shares issuable upon the exercise of three warrants with exercise prices in excess of $2,000,000 per ordinary share;

●	1,389 ordinary shares issuable upon the exercise of warrants issued to the placement agent, at an exercise price of $135 per ordinary share;

●	818,667 ordinary shares issuable upon the exercise of pre-funded warrants issued to S2MA Capital Limited, at an exercise price of $0.0001 per ordinary share;

●	8,400,494 ordinary shares issuable upon conversion of the outstanding Convertible Notes, assuming conversion at the floor price of $0.2432 per share;

●	1,750,000 ordinary shares issuable upon exercise of warrants issued to Alumni pursuant to the Note Purchase Agreement, assuming exercise at the floor price of $1.20 per share;

●	818,667 ordinary shares issuable upon the exercise of pre-funded warrants issued to S2MA Capital Limited, at an exercise price of $0.0001 per ordinary share;

●	142,890 ordinary shares issuable upon the exercise of Common B Warrant issued to Esousa Group Holdings LLC, at an exercise price of $48.12 per ordinary share;

●	522,012 ordinary shares issuable upon the exercise of pre-funded warrants issued to Esousa Group Holdings LLC, at an exercise price of $0.0001 per ordinary share;

●	1,222,494 ordinary shares issuable upon the exercise of Common A Warrant issued to Esousa Group Holdings LLC, at an exercise price of $5.62 per ordinary share; and

●	1,222,494 ordinary shares issuable upon the exercise of Common B Warrant issued to Esousa Group Holdings LLC, at an exercise price of $5.62 per ordinary share.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described below, in the section titled “Risk Factors” in our Annual Report on Form 20-F, and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our ordinary shares could decline materially and you could lose all or part of your investment. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

If we were deemed to be an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our ordinary shares.

An entity will generally be deemed an “investment company” under Section 3(a)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”) if: (a) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or (b) absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We believe that we are engaged primarily in the business of providing business and technology consulting services and not in the business of investing, reinvesting or trading in securities. We hold ourselves out as a business consulting firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. In that respect, we do not believe that we fall within the definition of an “investment company” under the 1940 Act because substantially all of our revenue has come from consulting fees and other factors such as the history of the Company, how the Company has represented itself in the marketplace and the lack of investing expertise by almost all of senior management.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact business with affiliates, could make it impractical for us to continue our business as currently conducted and would have a material adverse effect on our business, financial condition, results of operations and the price of our ordinary shares. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our business in a manner that does not subject us to the registration and other requirements on the 1940 Act.

In the event we are required to register as a broker-dealer, our business model could be harmed.

We do not believe our current business practices or operations require us to register as a broker-dealer under US federal and state laws. We restrict our activities and services so as to not be deemed a broker-dealer under US state and federal regulations. However, if we were deemed by a relevant authority to be acting as a broker-dealer, we could be subject to a variety of penalties, including fines and rescission offers and could be required to register as a broker-dealer, which would increase our costs, especially our compliance costs. If in those circumstances we decided not to register as a broker-dealer or act in association with a broker-dealer in our transactions, we may not be able to continue to operate under our current business model which could have a material adverse effect on our business and financial prospects.

The issuance of ordinary shares upon conversion of the Convertible Notes will dilute the ownership interest of our existing shareholders and may depress the market price of our ordinary shares.

The issuance our ordinary shares upon conversion of the Notes will dilute the equity ownership of existing shareholders and could adversely affect the market price of our ordinary shares. In addition, the perception that such issuances may occur could cause the market price of our ordinary shares to decline. The resale of our ordinary shares by Alumni could cause the market price of our ordinary shares to drop significantly.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our ordinary shares or other securities convertible into or exchangeable for our ordinary shares. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our ordinary shares or other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per share in this offering.

The sale of our ordinary shares by Alumni could cause the market price of our ordinary shares to drop significantly.

This prospectus relates to the possible resale by Alumni of a significant number of ordinary shares. The resale of such shares in the public market, or the perception that such sales may occur, could materially and adversely affect the market price of our ordinary shares. Alumni may sell all, some, or none of their shares, and we do not know when or in what amount Alumni may sell their shares under this offering.

The conversion price of the Notes may be adjusted, which could increase the number of ordinary shares issuable and further dilute existing shareholders.

The Notes contain price adjustment provisions based on the market price of our common shares, future financings, and/or other events. If these adjustments are triggered, the number of ordinary shares issuable upon conversion or exercise could increase substantially, resulting in further dilution to our existing shareholders and potentially exerting additional downward pressure on our share price.

Exercise of the Note Warrants or ELOC Warrants may cause significant dilution to our stockholders.

We have issued the Note Warrants and ELOC Warrants to Alumni Capital, which are in aggregate exercisable for up to 10,150,494 ordinary shares. The issuance of ordinary shares upon the exercise of such warrants would dilute the percentage of ownership interest of holders of our ordinary shares, dilute the book value per share of our ordinary shares, and increase the number of our publicly traded shares, which could further depress the market price of our ordinary shares.

In addition, anytime we issue ordinary shares, the exercise price of the Note Warrants and the ELOC Warrants decreases, which then causes the number of ordinary shares underlying the ELOC Warrants and the Note Warrants increase which will cause even further dilution shareholders. The following examples demonstrate the dilutive effect of three exercises of the ELOC Warrant that occurred on July 9, 2025, July 16, 2025 and July 28, 2025 (share amounts and prices do not take into account the 1:30 reverse stock split that occurred on September 16, 2025 and the 1:60 reverse stock split that occurred on February 27, 2025).

Example 1: July 9, 2025 Exercise Date

Ordinary Shares Outstanding at Exercise: 31,887,755

Remaining EW Exercise Value at Exercise: $21,800,000

Exercise Price: $0.4704 per share ($15,000,000/31,887,755)

Maximum Ordinary Shares Issuable on Exercise Date: Up to 46,343,537 (21,800,000/0.4704)

Ordinary Shares Exercised: 2,123,879

Exercise Value of Shares Exercised: $998,999.63

Exercise Price after Actual Exercise: $0.441 per share ($15,000,00/34,011634)

Exercise Price after Maxim Exercise: $0.1917 per share ($15,000,000/78,231,292)

The July 9, 2025 exercise of the ELOC Warrant caused an additional 2,123,879 ordinary shares to be issued causing significant dilution to existing shareholders. However, Alumni could have exercised the ELOC Warrant for up to 46,343,537 ordinary shares, which would have more than doubled the number of ordinary shares outstanding and caused extreme dilution to existing shareholders.

Example 2: July 16, 2025 Exercise Date

Ordinary Shares Outstanding at Exercise: 35,079,513

Remaining EW Exercise Value at Exercise: $20,801,000.37

Exercise Price: $0.4276 per share ($15,000,000/35,079,513)

Maximum Ordinary Shares Issuable on Exercise Date: Up to 48,645,930 (20,801,000/0.4276)

Ordinary Shares Exercised: 2,336,055

Exercise Value of Shares Exercised: $998,897.123

Exercise Price after Actual Exercise: $0.4001 per share ($15,000,00/37,415,568)

Exercise Price after Maxim Exercise: $0.1792 per share ($15,000,000/83,725,443)

The July16, 2025 exercise of the ELOC Warrant caused an additional 2,336,055 ordinary shares to be issued causing significant dilution to existing shareholders. However, Alumni could have exercised the ELOC Warrant for up to 48,645,930 ordinary shares, which would have more than doubled the number of ordinary shares outstanding and caused extreme dilution to existing shareholders. Additionally, the number of ordinary shares issuable for the July 16, 2025 exercise increased from 46,343,537 for the July 9, 2025 exercise to 48,645,930, which was due to the increase in shares outstanding (causing a decrease in the exercise price) and despite a decrease in the Remaining EW Exercise Value.

Example 3: July 28, 2025 Exercise Date

Ordinary Shares Outstanding at Exercise: 40,398,599

Remaining EW Exercise Value at Exercise: $19,802,103.25

Exercise Price: $0.3713 per share ($15,000,000/40,398,599)

Maximum Ordinary Shares Issuable on Exercise Date: Up to 53,331,887 (19,802,103/0.3713)

Ordinary Shares Exercised: 2,690,306

Exercise Value of Shares Exercised: $998,910.61

Exercise Price after Actual Exercise: $0.3481 per share ($15,000,00/43,088,905)

Exercise Price after Maxim Exercise: $0.1792 per share ($15,000,000/93,730,486)

The July 28, 2025 exercise of the ELOC Warrant caused an additional 2,690,306 ordinary shares to be issued causing significant dilution to existing shareholders. However, Alumni could have exercised the ELOC Warrant for up to 53,331,887 ordinary shares, which would have more than doubled the number of ordinary shares outstanding and caused extreme dilution to existing shareholders. Additionally, the number of ordinary shares issuable for the July 28, 2025 exercise increased from 48,645,930 for the July 9, 2025 exercise to 53,331,887, which was due to the increase in shares outstanding (causing a decrease in the exercise price) and despite a decrease in the Remaining EW Exercise Value.

We may be or become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

The rules governing passive foreign investment companies (“PFICs”) can have adverse effects for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to relate, in part, to (a) the market price of our ordinary shares and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction. Moreover, our ability to earn specific types of income that we currently treat as non-passive for purposes of the PFIC rules is uncertain with respect to future years. Because the value of our assets for the purpose of determining PFIC status will depend in part on the market price of our ordinary shares, which may fluctuate significantly. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year.

If we are a PFIC, a U.S. Holder (as defined below) would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund (“QEF”) or, if shares of the PFIC are “marketable stock” for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. We do not intend to comply with the reporting requirements necessary to permit U.S. Holders to elect to treat us as a QEF. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, the U.S. Holder is in its U.S. federal taxable income an amount reflecting any year end increase in the value of its ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ordinary shares that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (b) that was in existence on August 20, 1996, and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust.

Investors should consult their own legal and tax advisors regarding all aspects of the application of the PFIC rules to ordinary shares.

If tax authorities were to successfully challenge our transfer pricing, there could be an increase in our overall tax liability, which could adversely affect our financial condition, results of operations and cash flows. In addition, the tax laws in the jurisdictions in which we operate are subject to differing interpretations. Tax authorities may challenge our tax positions, and if successful, such challenges could increase our overall tax liability. In addition, the tax laws in the jurisdiction in which we operate are subject to change. We cannot predict the timing or content of such potential changes, and such changes could increase our overall tax liability, which could adversely affect our financial condition, results of operations and cash flows.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including statements regarding our future results of operations and financial position, business strategy, research and development plans, the anticipated timing, costs, design and conduct of our ongoing and planned research and development for our products and services, our ability to commercialize our products, the impact of global geopolitical events, such as the ongoing conflict between Russia and Ukraine and the Middle East conflicts, on our business, the potential benefits of strategic agreements and our intent to enter into any strategic arrangements, the timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated product development efforts, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, which we discuss in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors” and elsewhere in this prospectus. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus or the documents incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by Alumni. However, to the extent that Alumni (i) converts any Convertible Note into Shares, the debt represented by such Convertible Note will be extinguished, in whole or in part or (ii) exercises the outstanding Note Warrants or ELOC Warrants, we will receive the proceeds from the exercise price of such exercises.

SELLING SHAREHOLDER

The Shares being offered by the Selling Shareholder are those held by or issuable to the Selling Shareholder pursuant to the Convertible Notes or the Note Warrants. For additional information regarding the issuances of Convertible Notes, the issuance of ordinary shares pursuant to the conversion of the Convertible Notes and the issuance of the Note Warrants, see “Convertible Notes Transaction.” We are registering the ordinary shares in order to permit the Selling Shareholder to offer the Shares for resale from time to time. Except for the ownership of the Convertible Notes, the Note Warrants, any outstanding Shares and the Securities issued to Alumni pursuant to the ELOC, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of ordinary shares held by the Selling Shareholder. The second column lists the number of ordinary shares beneficially owned by the Selling Shareholder, based on its respective ownership of Tranche 4 Note and the Note Warrants.

The third column lists the ordinary shares being offered by this prospectus by the Selling Shareholder and does not take in account any limitations on exercise of the Tranche 4 Note or the Note Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the Selling Shareholder, this prospectus generally covers the resale of the maximum number of ordinary shares issued or issuable under the Convertible Notes and the Note Warrants as if it was exercised in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation). Because the number of ordinary shares underlying the Tranche 4 Note and the Note Warrants may be adjusted, the number of ordinary shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the ordinary shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Tranche 4 Note and the Note Warrants, the Selling Shareholder may convert or exercise, as applicable to the extent (but only to the extent) the Selling Shareholder or any of its affiliates would beneficially own a number of ordinary shares which would exceed 9.99% of the ordinary shares of the Company. The number of ordinary shares in the second column does not reflect these limitations. The Selling Shareholders may sell all, some, or none of their ordinary shares in this offering. See “Plan of Distribution”.

Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage Ownership After Offering
Alumni Capital LP (1)	9,386,665	(2)	10,515,886	(2)	619,425	(3)	4.4%

(1)	The securities are directly held by the Selling Shareholder, whose address is 601 Brickell Key Dr Suite 700 Miami, FL 33130. Ashkan Mapar, General Partner of Alumni Capital GP LLC and the General Partner of the Selling Shareholder has voting control over the Selling Shareholder Shares.

(2)	Consists of up to 8,400,493 ordinary shares issuable upon conversion of the outstanding Tranche 4 Note, 619,425 ordinary shares issuable upon exercise of ELOC Warrants and 513,713 ordinary shares issuable upon exercise of Note Warrants.

(3)	Consists of up to 619,425 ordinary shares issuable upon exercise of ELOC Warrants.

DIVIDEND POLICY

On June 6, 2023, we declared a first single tier interim dividend of $0.01 per ordinary share. The dividend was paid out on July 31, 2023, to the shareholders whose names were on the record at the close of business on July 3, 2023. On July 31, 2023, we paid out dividends in the amount of $104,557.28 to our shareholders. While we paid dividends in 2023, we did not do so in the fiscal years ended December 31, 2024 and 2025.

Our Board shall have the sole discretion on the annual amount of dividend to be paid to the shareholders.

Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on then existing conditions. Under BVI law, the directors of the company can approve a distribution at any time and of such amount as they think fit, provided that the resolution of directors authorizing the distribution must include a Solvency Statement that, in the opinion of the directors, the company will, immediately after the distribution, satisfy the solvency test set out in the BVI Business Companies Act, 2004, being that:

i.	the value of the company’s assets exceeds its liabilities; and

ii.	the company is able to pay its debts as they fall due.

CONVERTIBLE NOTES TRANSACTION

On August 13, 2025, the Company entered into a Securities Purchase Agreement with Alumni, pursuant to which the Company agreed to issue and sell, and Alumni agreed to purchase, in multiple tranches, Convertible Notes having an aggregate principal amount of up to $61,200,000 and warrants to purchase up to 7,650,000 ordinary shares. The Convertible Notes will be issued with approximately 16.67% original issue discount for a maximum amount of gross proceeds of $51,000,000.

For each tranche of Convertible Notes issued, Alumni will be or has been issued warrants (the “Note Warrants”) to purchase the Company’s ordinary shares in an amount equal to 15% of the purchase price of such tranche of Convertible Notes. Note Warrants are or will be exercisable at an exercise price per share (the “NW Exercise Price”) equal to the greater of (i) $1.20 and (ii) the quotient of (A) $30,000,000, divided by (B) the number of ordinary shares issued and outstanding as of the date of exercise, subject to adjustment. The number of ordinary shares issuable on any exercise date for a Note Warrant equals (i) 15% of the applicable Convertible Note less the Exercise Value (as defined below) of all previous partial exercises divided by (ii) the Exercise Price. The “Exercise Value” for any exercise of a Note Warrant equals the number of ordinary shares issuable with respect to such exercise multiplied by the NW Exercise Price. The outstanding Convertible Notes will be issued with approximately 16.67% original issue discount for a maximum amount of gross proceeds of $51,000,000. For each tranche of Convertible Notes issued, Alumni will be issued warrants (the “Note Warrants”) to purchase the Company’s ordinary shares in an amount equal to 15% of the purchase price of such tranche of Convertible Notes.

On August 13, 2025, Alumni purchased the Tranche 1 Note and a Note Warrant to purchase up to $375,000 of ordinary shares for a combined purchase price of $2,500,000. On August 27, 2025, Alumni purchased the Tranche 2 Note and a Note Warrant to purchase up to $525,000 of ordinary shares for a combined purchase price of $3,500,000.

Until August 13, 2027, Alumni has the option to purchase up to $54,000,000 of additional Convertible Notes and Note Warrants to purchase up to $6,750,000 of the Company’s ordinary shares for a combined purchase price of up to $45,000,000. Any issued Note Warrants are or will be exercisable at an exercise price per share equal to the greater of (i) $1.20 and (ii) the quotient of (A) $30,000,000, divided by (B) the number of ordinary shares issued and outstanding as of the date of exercise, subject to adjustment.

On each of October 14 and November 20, 2025, Alumni exercised this option and purchased the Tranche 3 Note and a Note Warrant to purchase up to $600,000 of ordinary shares and the Tranche 4 Note and a Note Warrant to purchase up to $600,000 of ordinary shares, in each case for a purchase price of $4,000,000 per tranche. There have not been any exercises of the Note Warrants.

The conversion price for the Convertible Notes is equal to the greater of (A) the Floor Price, as defined in the applicable Convertible Note, and (B) the lower of (I) the quotient of (x) $50,000,000, divided by (y) the number of Shares outstanding immediately preceding the delivery of the applicable conversion notice (treating for this purpose as outstanding all Shares issuable upon exercise of options outstanding immediately preceding the delivery or deemed delivery of the applicable conversion notice or upon conversion or exchange of convertible securities (including the Convertible Notes) outstanding (assuming exercise of any outstanding options therefor) immediately preceding the delivery or deemed delivery of the applicable conversion notice), and (II) ninety percent (90%) of the lowest VWAP of the ordinary shares during the ten (10) consecutive trading days immediately preceding the delivery or deemed delivery of the applicable conversion notice.

In connection with the initial closing, the Company also entered into a Registration Rights Agreement with Alumni, pursuant to which the Company agreed, upon written demand from Alumni, to file and maintain an effective registration statement with respect to the resale of the ordinary shares issuable upon conversion of the Convertible Notes and exercise of the warrants held by Alumni Capital.

PLAN OF DISTRIBUTION

Pursuant to this prospectus, we are offering up to (i) 10,515,886 Shares that may be sold and issued by us directly to Alumni Capital from time to time pursuant to the terms of the Convertible Notes, the Note Warrants, and the Securities Purchase Agreement.

The Shares that we may from time to time issue to Alumni Capital may be subsequently sold or distributed from time to time by Alumni directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Any resale of the Shares could be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with Alumni Capital to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Alumni may engage underwriters, broker-dealers or agents who may receive commissions or discounts from Alumni in amounts to be negotiated. Any underwriters, agents or broker-dealers that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Alumni may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The transfer agent and registrar for our ordinary shares is VStock LLC, 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “VCIG.”

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Carey Olsen (BVI) L.P.

EXPERTS

WWC, P.C., our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Our consolidated financial statements are incorporated by reference in reliance on WWC, P.C.’s report for the consolidated financial statements for the fiscal year ended December 31, 2024 given on its authority as expert in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$2,062.19
Accounting fees and expenses	$8,000.00
Miscellaneous	$785.33

Total	$10,847.52

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet on the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

●	our Annual Report on Form 20-F for the year ended December 31, 2024, filed on May 13, 2025;

●	our reports of foreign private issuer on Form 6-K, filed on January 7, 2025, January 8, 2025, January 13, 2025, January 22, 2025, January 23, 2025, February 18, 2025, February 20, 2025, March 17, 2025, April 3, 2025, April 21, 2025, May 8, 2025, June 27, 2025, July 8, 2025, July 21, 2025, August 5, 2025, August 14, 2025 and September 12, 2025, October 7, 2025, October 30, 2025, October 31, 2025, November 12, 2025, November 12, 2025, November 19, 2025, November 21, 2025, December 11, 2025, January 23, 2026, January 26, 2026, February 11, 2026, February 18, 2026, February 25, 2026, March 3, 2026, March 9, 2026 and March 17, 2026;

●	the description of our ordinary shares which is registered under Section 12 of the Exchange Act, in our Registration Statement on Form 8-A, filed on March 31, 2023

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, and we will provide you with a copy of these filings, at no cost, by calling us or by writing to us at the following address:

Suite 33.03 of Level 33, Menara Exchange 106, Lingkaran TRX, Tun Razak Exchange,

55188 Kuala Lumpur, Malaysia

+603 7717 3089

10,515,886 Ordinary Shares

VCI Global Limited

PROSPECTUS

March [*], 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime). An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Our amended and restated memorandum and articles of association provide for the indemnification of our directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit Number	Description of Document
1.1	Memorandum and Articles of Association of the Registrant, incorporated by reference to Exhibit 3.1 to the F-1, as filed with the SEC on November 1, 2022
5.1	Opinion of Carey Olsen (BVI) L.P.
10.1	Form of Series A Warrant for the Purchase of Ordinary Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on January 19, 2024)
10.2	Form of Series B Warrant for the Purchase of Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registrant’s 6-K, filed on January 19, 2024)
10.3	Form of Placement Agent Warrant for the Purchase of Ordinary Shares incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement (No. 333-275239), filed on January 8, 2024)
10.4	Warrant Issued to Exchange Listing, LLC (incorporated by reference to Exhibit 4.2 of the Company’s Registration on Form F-1 filed on March 16, 2023).
10.5	Employment Agreement, dated January 1, 2022 between Victor Hoo and the V Capital Kronos Berhad - incorporated by reference to Exhibit 10.1 to the F-1, as filed with the SEC on November 1, 2022
10.6	Employment Agreement, dated January 1, 2022 between Karen Liew and V Capital Kronos Berhad - incorporated by reference to Exhibit 10.2 to the F-1, as filed with the SEC on November 1, 2022
10.7	Employment Agreement, dated January 1, 2022 between Vincent Hong and V Capital Kronos Berhad - incorporated by reference to Exhibit 10.3 to the F-1, as filed with the SEC on November 1, 2022
10.8	Employment Agreement, dated January 1, 2022 between Ang Zhi Feng and V Capital Kronos Berhad - incorporated by reference to Exhibit 10.6 to the F-1, as filed with the SEC on November 1, 2022
10.9	Employment Agreement, dated January 1, 2022 between Vivian Yong Hui Wun and V Capital Kronos Berhad - incorporated by reference to Exhibit 10.7 to the F-1, as filed with the SEC on November 1, 2022
10.10	Collaboration Agreement dated as of July 19, 2023, by and between the Registrant and Treasure Global Inc (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on July 21, 2023)
10.11	Software Development Agreement dated as of July 20, 2023, by and between the Registrant and Gem Reward Sdn Bhd (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K, filed on July 21, 2023)
10.12	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on January 19, 2024)

10.13	Heads of Agreement Entered by and between V CAPITAL REAL ESTATE SDN BHD and HAAD SAI NGEN CO. LTD (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on January 26, 2024)
10.14	Asset Purchase Agreement Entered by and between VCI Global Limited and Cogia GmbH (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on April 5, 2024)
10.15	Form of the Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on July 17, 2024)
10.16	Partnership Agreement, dated July 24, 2024 between the Registrant and TalkingData Group Holdings Limited (incorporated by reference to Exhibit 99.4 to the Registrant’s 6-K, filed on July 29, 2024)
10.17	Form of Purchase Warrant Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on August 6, 2024)
10.18	Form of Purchase Agreement between VCI Global Limited and Alumni Capital LP (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on August 6, 2024)
10.19	Senior Convertible Note dated as of September 2, 2024, by and between VCI Global Limited and Advanced Opportunities Fund I (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on September 6, 2024)
10.20	Securities Purchase Agreement dated as of September 2, 2024, by and between VCI Global Limited and Advanced Opportunities Fund I (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on September 6, 2024)
10.21	Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on December 4, 2024)
10.22	Securities Purchase Agreement (incorporated by reference to Exhibit 99.2 to the Registrant’s 6-K, filed on December 4, 2024)
10.23	Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on December 5, 2024)
10.24	Modification Agreement between VCI Global Limited and Alumni Capital LP dated May 21, 2025 (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on June 27, 2025)
10.25	Securities Purchase Agreement by and between VCI Global Limited Alumni Capital LP dated August 13, 2025 (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on August 14, 2025)
10.26	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on October 31, 2025)
10.27	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s 6-K, filed on October 31, 2025)
10.28	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on October 31, 2025)
10.29	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on November 12, 2025)
10.30	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on November 12, 2025)
10.31	Form of Common A Warrants (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on January 23, 2026)
10.32	Form of Common B Warrants (incorporated by reference to Exhibit 4.2 to the Registrant’s 6-K, filed on January 23, 2026)
10.33	Form of Pre-Funded Warrants (incorporated by reference to Exhibit 4.3 to the Registrant’s 6-K, filed on January 23, 2026)
10.34	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on January 23, 2026)
10.35	Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on January 23, 2026)
10.36	Form of Share Sale Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on January 26, 2026)
10.37	Form of Partnership Agreement between Smart Bridge Technologies Limited and Mezzofy Holding Limited Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on February 18, 2026)
10.38	Form of Common A Warrants (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on March 9, 2026)

10.39	Form of Common B Warrants (incorporated by reference to Exhibit 4.2 to the Registrant’s 6-K, filed on March 9, 2026)
10.40	Form of Pre-Funded Warrants (incorporated by reference to Exhibit 4.3 to the Registrant’s 6-K, filed on March 9, 2026)
10.41	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on March 9, 2026)
10.42	Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s 6-K, filed on March 9, 2026)
10.43	Form of Joint Venture Agreement Between VCI Global Limited and Betterverse Venture Limited
10.44	Form of Service Agreement Between V Gallant Limited And Codetext (BVI) Limited
10.45	Form of Partnership Agreement Between Reveillon Group Limited and Smart Bridge Technologies Limited
10.46	Form of Partnership Agreement Between VCI Global Limited and OOBIT Technologies Pte Ltd.
10.47	Form of Appointment Letter of VCI Global Limited As Treasury Manager for the Oob Digital-Asset Ecosystem
10.48	Form of Engagement Letter of Smart Bridge Technologies Limited as Advisor in Connection with the Proposed Gold Tokenisation Exercise, Managed Operations, And Asset Servicing of Bridge Gold
21.1	List of Subsidiaries of the Registrant- incorporated by reference to Exhibit 21.1 to the F-1/A1, as filed with the SEC on November 29, 2022
23.1	Consent of WWC, P.C., Independent Registered Public Accounting Firm
23.2	Consent of Carey Olsen (BVI) L.P. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page).
107	Filing Fee Table

*	If applicable, to be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kuala Lumpur, Malaysia on March 30, 2026.

VCI GLOBAL LIMITED

By:	/s/ Victor Hoo
Victor Hoo
Chairman and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of VCI Global Limited hereby constitute and appoint Victor Hoo with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Victor Hoo	Chairman and Chief Executive Officer	March 30, 2026
Victor Hoo	(Principal Executive Officer)

/s/ Ang Zhi Feng	Chief Financial Officer	March 30, 2026
Ang Zhi Feng	(Principal Financial and Accounting Officer)

/s/ Audrey Liu Ser Wei	Chief of Corporate Affairs	March 30, 2026
Audrey Liu Ser Wei

/s/ Karen Liew Soo Hua	Executive Director	March 30, 2026
Karen Liew Soo Hua

/s/ Michael Puah	Director	March 30, 2026
Michael Puah

/s/ Zoe Yong Goon Wey	Director	March 30, 2026
Zoe Yong Goon Wey

/s/ Lee Tze Wee	Director	March 30, 2026
Lee Tze Wee

/s/ Steve Ng Mun Huat	Director	March 30, 2026
Steve Ng Mun Huat